================================================================================






                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                          -------------------------




                                  FORM 8-K/A




                      AMENDMENT NO. 1 TO CURRENT REPORT


                    Pursuant to Section 13 or 15(d) of the

                       Securities Exchange Act of 1934





                       Date of Report: October 27, 1997


                                  ITEQ, INC.

            (Exact name of registrant as specified in its charter)



      DELAWARE                    1-10668                     41-1667001
(State of Incorporation)   (Commission File Number)          (IRS Employer
                                                           Identification No.)



================================================================================

The undersigned registrant hereby amends the following items, financial statements, exhibits or other portions of its current report on Form 8-K dated August 23, 1997.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

         (a)  Pro forma financial information.
              See index.

         (b)  Financial statements of business acquired. See index.

                     INDEX TO FINANCIAL STATEMENTS



                                                                                                                   Page
                                                                                                                   ----
I.  ITEQ, INC. - UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION:
      Unaudited Pro Forma Combined Financial Information Headnote.............................................         3
      Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997..........................................         4
      Unaudited Pro Forma Combined Statements of Operations for the Year Ended
        December 31, 1996, and the Six Months Ended June 30, 1997.............................................       5-6

II. EXELL, INC.:
      Report of Independent Public Accountants................................................................         7
      Balance Sheets as of September 30, 1996, and June 30, 1997 (Unaudited)..................................         8
      Statements of Operations for the Year Ended September 30, 1996, and the Nine Months
        Ended June 30, 1996 (Unaudited) and 1997 (Unaudited)..................................................         9
      Statements of Stockholders' Equity for the Year Ended September 30, 1996, and the
        Nine Months Ended June 30, 1997 (Unaudited)...........................................................        10
      Statements of Cash Flows for the Year Ended September 30, 1996, and the
        Nine Months Ended June 30, 1996 (Unaudited) and 1997 (Unaudited)......................................        11
      Notes to Financial Statements...........................................................................        12

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



The following unaudited pro forma combined financial statements give effect to the acquisition by ITEQ, Inc. (ITEQ), of Exell, Inc. (Exell), on August 13, 1997, effective August 1, 1997 (the Acquisition). The unaudited pro forma combined financial statements presented were prepared utilizing the historical audited financial statements and the unaudited interim financial statements of ITEQ and Exell. The unaudited pro forma combined financial statements should be read in conjunction with the audited historical financial statements and notes thereto of Exell included elsewhere herein, ITEQ's audited consolidated financial statements and notes thereto included in ITEQ's Annual Report filed with the Securities and Exchange Commission on Form 10-K for the year ended December 31, 1996, as amended by Form 10-K/A dated May 2, 1997, and ITEQ's unaudited consolidated financial statements and notes thereto included in ITEQ's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997. ITEQ will account for the Acquisition using the purchase method of accounting. The allocation of the purchase price to the assets acquired and liabilities assumed is based on estimates of fair market values. The unaudited pro forma combined balance sheet assumes the Acquisition occurred on June 30, 1997. The unaudited pro forma combined statements of operations for the year ended December 31, 1996, and the six months ended June 30, 1997, assume the Acquisition occurred at January 1, 1996. The pro forma combined financial statements may not be indicative of ITEQ's financial position or results of operations that would have occurred had the Acquisition been completed as of or at the beginning of the periods presented, nor do such statements purport to indicate ITEQ's financial condition or results of operations at any future date or for any future period.

No expected benefits and cost reductions anticipated by ITEQ, corporate allocations, additional costs from association with a public company or additional revenues related to selling Exell products through ITEQ's international marketing network have been reflected in these unaudited pro forma combined financial statements.

                                   ITEQ, INC.


                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                 JUNE 30, 1997
                                 (In Thousands)



                                                                ITEQ,         Exell,      Pro Forma          Adjusted
                                                                Inc.           Inc.      Adjustments         Balance
                                                             ---------      ---------    -----------        ---------
                             ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                                 $   4,766      $     146     $ 7,865 (1)       $   4,912
                                                                                           (7,865)(1)
   Due on contracts and other receivables, net                  36,474          2,758          --              39,232
   Costs and estimated earnings in excess of billings on
     uncompleted contracts                                      18,956            598          --              19,554
   Inventories                                                   6,264            957          --               7,221
   Prepaid expenses, deposits and other assets                   1,719            111          --               1,830
   Deferred tax asset                                            1,149            410          --               1,559
                                                             ---------      ---------     --------          ---------

          Total Current assets                                  69,328          4,980          --              74,308

   Property and equipment, net                                  13,751          1,394          --              15,145
   Other assets, net                                            46,369             --       5,391 (2)          51,760
                                                             ---------      ---------     -------           ---------

          Total assets                                       $ 129,448      $   6,374     $ 5,391           $ 141,213
                                                             =========      =========     =======           =========

              LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Accounts payable                                          $  14,023      $   1,052     $    --           $  15,075
   Accrued liabilities                                          15,157          1,360         300 (1)          16,817
   Billings in excess of costs and estimated earnings on
     uncompleted contracts                                         963              5          --                 968
   Progress billings                                             5,332             80          --               5,412
   Accrued remediation costs                                        --          1,000          --               1,000
   Current maturities of long-term obligations                   4,752             --          --               4,752
                                                             ---------      ---------     -------           ---------

          Total current liabilities                             40,227          3,497         300              44,024

LONG-TERM LIABILITIES:
   Long-term obligations, less current maturities               17,184             --       7,865 (1)          25,049
   Subordinated notes                                           12,879             --          --              12,879
   Long-term deferred tax liability                              1,026            103          --               1,129
                                                             ---------      ---------     -------           ---------

          Total liabilities                                     71,316          3,600       8,165              83,081

STOCKHOLDERS' EQUITY:
   Common stock                                                     17             68         (68)(3)              17
   Additional paid-in capital                                   56,518             --          --              56,518
   Retained earnings                                             1,982          2,706      (2,706)(3)           1,982
   Translation adjustment                                         (385)            --          --                (385)
                                                             ---------      ---------     -------           ---------

          Total stockholders' equity                            58,132          2,774      (2,774)             58,132
                                                             ---------      ---------     -------           ---------

          Total liabilities and stockholders' equity         $ 129,448      $   6,374     $ 5,391           $ 141,213
                                                             =========      =========     =======           =========

(1) Reflects cash received from the Company's lenders, payment of the $7,865 cash purchase price and the accrual of approximately $300 in direct expenses.
(2) Represents the excess of costs paid over the net assets acquired which will be amortized over 40 years.
(3) Reflects the elimination of the historical stockholders' equity of Exell, Inc., as the acquisition has been accounted for using the purchase method of accounting.

                                   ITEQ, INC.


         UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                 FOR THE YEAR ENDED DECEMBER 31, 1996

                 (In Thousands, Except Per Share Data)



                                                          ITEQ,          Exell,
                                                          Inc.           Inc.
                                                       ---------      ---------
                                                       Year Ended     Year Ended
                                                      December 31,   September 30,   Pro Forma          Adjusted
                                                         1996            1996       Adjustments         Balance
                                                       ---------      ---------     -----------        ---------
REVENUES                                               $ 110,804      $  26,779      $      --         $ 137,583
COST OF REVENUES                                          88,230         19,098             --           107,328
SELLING, GENERAL AND ADMINISTRATIVE
   EXPENSES                                               14,732          6,213             --            20,945
DEPRECIATION AND AMORTIZATION                              1,865            236            135 (1)         2,236
RESTRUCTURING CHARGES AND OTHER NONRECURRING COSTS
                                                           3,704             --             --             3,704
                                                       ---------      ---------      ---------         ---------
                  Operating profit                         2,273          1,232           (135)            3,370
INTEREST EXPENSE, net                                     (2,660)           (98)          (629)(2)        (3,387)
OTHER INCOME                                                 305            236             --               541
                                                       ---------      ---------      ---------         ---------
EARNINGS (LOSS) BEFORE PROVISION FOR INCOME TAXES            (82)         1,370           (764)              524
PROVISION FOR INCOME TAXES                                     4            541           (341)(3)           204
                                                       ---------      ---------      ---------         ---------
NET EARNINGS (LOSS)                                    $     (86)     $     829      $    (423)        $     320
                                                       =========      =========      =========         =========
NET EARNINGS (LOSS) PER COMMON SHARE                   $   (0.01)                                      $    0.03
                                                       =========                                       =========
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON
   EQUIVALENT SHARES OUTSTANDING                          11,481                                          11,604
                                                       =========                                       =========



(1) Represents the increase in amortization of goodwill.
(2) Additional interest at the ITEQ, Inc., borrowing rate on amounts borrowed to fund the purchase price of Exell, Inc.
(3) Represents the pro forma income tax effect of 39 percent.

                              ITEQ, INC.


         UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                FOR THE SIX MONTHS ENDED JUNE 30, 1997

                 (In Thousands, Except Per Share Data)


                                                               ITEQ,         Exell,       Pro Forma          Adjusted
                                                               Inc.           Inc.       Adjustments         Balance
                                                            ---------      ---------     -----------        ---------
REVENUES                                                    $  92,299      $  12,927      $      --         $ 105,226
COST OF REVENUES                                               73,481          8,365             --            81,846
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES                   10,872          2,748             --            13,620
DEPRECIATION AND AMORTIZATION                                   1,551            162             67 (1)         1,780
ENVIRONMENTAL REMEDIATION COSTS                                     -          1,000              -             1,000
                                                            ---------      ---------      ---------         ---------
                       Operating profit                         6,395            652            (67)            6,980
INTEREST EXPENSE, net                                          (3,291)           (20)          (315)(2)        (3,626)
OTHER INCOME (EXPENSE)                                            217            188             --               405
                                                            ---------      ---------      ---------         ---------
EARNINGS BEFORE PROVISION FOR INCOME TAXES                      3,321            820           (382)            3,759
PROVISION FOR INCOME TAXES                                      1,295            320           (149)(3)         1,466
                                                            ---------      ---------      ---------         ---------
NET EARNINGS                                                $   2,026      $     500      $    (233)        $   2,293
                                                            =========      =========      =========         =========
NET EARNINGS PER COMMON SHARE                               $    0.15                                       $    0.17
                                                            =========                                       =========
WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT
   SHARES OUTSTANDING                                          13,639                                          13,639
                                                            =========                                       =========



(1) Represents the increase in amortization of goodwill.
(2) Additional interest at the ITEQ, Inc., borrowing rate on amounts borrowed to fund the purchase price of Exell, Inc.
(3) Represents the pro forma income tax effect.

                        REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS






To the Stockholders of Exell, Inc.:

We have audited the balance sheet of Exell, Inc. (the Company), a Texas corporation, as of September 30, 1996, and the related statements of operations, stockholders' equity and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Exell, Inc. as of September 30, 1996, and the results of its operations and cash flows for the year then ended in conformity with generally accepted accounting principles.





ARTHUR ANDERSEN LLP

Houston, Texas
May 15, 1997

                              EXELL, INC.


                            BALANCE SHEETS

                 SEPTEMBER 30, 1996, AND JUNE 30, 1997


                                                                            September 30,       June 30,
                                                                                1996             1997
                                                                            -----------      -----------
                                                                                             (Unaudited)
                                       ASSETS

CURRENT ASSETS:
   Cash                                                                     $    87,964      $   146,096
   Due on contracts and other receivables, net of reserves of $22,027,
     as of September 30, 1996, and June 30, 1997, respectively                3,066,351        2,758,030
   Costs and estimated earnings in excess of billings on uncompleted
     contracts                                                                2,037,000          598,084
   Inventories                                                                  401,697          956,740
   Prepaid expenses                                                             106,398          110,753
   Deferred tax asset                                                              --            410,151
                                                                            -----------      -----------

                          Total current assets                                5,699,410        4,979,854

PROPERTY AND EQUIPMENT, at cost:
   Transportation equipment                                                     261,943          339,051
   Furniture and fixtures                                                       440,306          463,502
   Machinery and equipment                                                    2,272,252        2,269,597
   Buildings and improvements                                                   726,831          871,478
                                                                            -----------      -----------
                                                                              3,701,332        3,943,628
   Less- Accumulated depreciation                                            (2,313,505)      (2,549,437)
                                                                            -----------      -----------

                          Property and equipment, net                         1,387,827        1,394,191
                                                                            -----------      -----------

                          Total assets                                      $ 7,087,237      $ 6,374,045
                                                                            ===========      ===========

                        LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
   Current maturities of long-term obligations                              $   163,200      $      --
   Notes payable to officers                                                    625,793             --
   Accrued remediation costs                                                       --          1,000,000
   Accounts payable                                                           2,389,276        1,051,860
   Billings in excess of costs and estimated earnings on uncompleted
     contracts                                                                  215,000            5,706
   Accrued liabilities                                                          894,633          726,003
   Progress billings                                                               --             79,852
   Income taxes payable                                                         184,527          633,764
   Deferred tax liability                                                       117,000             --
                                                                            -----------      -----------

                          Total current liabilities                           4,589,429        3,497,185

LONG-TERM LIABILITIES:
   Long-term obligations, less current maturities                               166,910             --
   Long-term deferred tax liability                                             103,000          103,000
                                                                            -----------      -----------

                          Total liabilities                                   4,859,339        3,600,185

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:
   Common stock ($1 par value, 500,000 shares authorized, 101,000 and
     67,500 shares issued, respectively                                         101,000           67,500
   Retained earnings                                                          2,394,898        2,706,360
   Treasury stock                                                              (268,000)            --
                                                                            -----------      -----------

                          Total stockholders' equity                          2,227,898        2,773,860
                                                                            -----------      -----------

                          Total liabilities and stockholders' equity        $ 7,087,237      $ 6,374,045
                                                                            ===========      ===========


   The accompanying notes are an integral part of these financial statements.

                              EXELL, INC.


                       STATEMENTS OF OPERATIONS

                 FOR THE YEAR ENDED SEPTEMBER 30, 1996

           AND THE NINE MONTHS ENDED JUNE 30, 1996 AND 1997


                                                                      Nine Months Ended
                                               Year Ended                 June 30
                                              September 30,    -------------------------------
                                                  1996              1996             1997
                                              --------------   -------------     -------------
                                                                                  (Unaudited)
REVENUES                                      $ 26,778,806      $ 19,696,750      $ 18,412,805

COST OF REVENUES                                19,097,860        13,790,305        12,238,376

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES     6,212,694         4,713,799         4,190,408

DEPRECIATION                                       236,217           177,588           235,932

ENVIRONMENTAL REMEDIATION COSTS                       --                --           1,000,000
                                              ------------      ------------      ------------

                    Operating profit             1,232,035         1,015,058           748,089

OTHER INCOME (EXPENSE):
   Scrap sales                                     153,950           139,826           101,656
   Inspection income                                49,682            49,362            85,648
   Interest expense                                (98,291)          (76,895)          (40,880)
   Miscellaneous                                    32,763              --                --
                                              ------------      ------------      ------------
                                                   138,104           112,293           146,424
                                              ------------      ------------      ------------

EARNINGS BEFORE PROVISION FOR INCOME TAXES       1,370,139         1,127,351           894,513

PROVISION FOR INCOME TAXES                         541,287           439,668           348,551
                                              ------------      ------------      ------------

NET EARNINGS                                  $    828,852      $    687,683      $    545,962
                                              ============      ============      ============



   The accompanying notes are an integral part of these financial statements.

                              EXELL, INC.


                  STATEMENTS OF STOCKHOLDERS' EQUITY

                 FOR THE YEAR ENDED SEPTEMBER 30, 1996

                AND THE NINE MONTHS ENDED JUNE 30, 1997


                                                                                                  Total
                                                 Common        Treasury        Retained       Stockholders'
                                                 Stock           Stock         Earnings          Equity
                                                ---------      ---------      -----------     -------------
BALANCE, September 30, 1995                     $ 101,000      $(268,000)     $ 1,566,046      $1,399,046
   Net earnings                                      --             --            828,852         828,852
                                                ---------      ---------      -----------      ----------

BALANCE, September 30, 1996                       101,000       (268,000)       2,394,898       2,227,898
   Retirement of treasury stock (unaudited)       (33,500)       268,000         (234,500)           --
   Net earnings (unaudited)                          --             --            545,962         545,962
                                                ---------      ---------      -----------      ----------

BALANCE, June 30, 1997 (Unaudited)              $  67,500      $    --        $ 2,706,360      $2,773,860
                                                =========      =========      ===========      ==========



   The accompanying notes are an integral part of these financial statements.

                              EXELL, INC.


                       STATEMENTS OF CASH FLOWS

                 FOR THE YEAR ENDED SEPTEMBER 30, 1996

           AND THE NINE MONTHS ENDED JUNE 30, 1996 AND 1997


                                                                                             Nine Months Ended
                                                                     Year Ended                   June 30
                                                                   September 30,    -----------------------------------
                                                                        1996               1996                 1997
                                                                   -------------    ------------------      -----------
                                                                                                            (Unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net earnings                                                    $   828,852      $   687,683             $   545,962
   Adjustments to reconcile net earnings to net cash provided by operating activities-
       Depreciation                                                    236,217          177,588                 235,932
       Provision (benefit) for deferred income taxes                   213,000         (134,015)               (527,151)
       Changes in assets and liabilities-
         Due or contracts and other receivables, net                  (866,448)        (691,599)                308,321
         Costs and estimated earnings in excess of billings on
           uncompleted contracts                                    (1,592,000)        (103,258)              1,438,916
         Inventories                                                   812,184          611,651                (555,043)
         Prepaid expenses                                              (58,665)          (5,459)                 (4,355)
         Accrued remediation costs                                        --               --                 1,000,000
         Accounts payable                                            1,321,360          (90,056)             (1,337,416)
         Billings in excess of costs and estimated earnings
           on uncompleted contracts                                    103,000         (110,370)               (209,294)
         Progress billings                                            (138,349)         107,808                  79,852
         Accrued liabilities                                           203,750          795,271                (168,630)
         Income taxes payable                                           74,800          371,691                 449,237
                                                                   -----------      -----------             -----------

          Net cash provided by operating activities                  1,137,701        1,616,935               1,256,331
                                                                   -----------      -----------             -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchases of property and equipment                                (527,004)        (479,149)               (242,296)
   Proceeds from the sale of property and equipment                      4,515             --                      --
                                                                   -----------      -----------             -----------

          Net cash used in investing activities                       (522,489)        (479,149)               (242,296)
                                                                   -----------      -----------             -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Repayment of line of credit                                        (780,000)        (780,000)                   --
   Payments on long-term obligations                                  (163,200)        (122,400)               (330,110)
   Proceeds from (payments to) officers, net                           175,793         (450,000)               (625,793)
   Proceeds from additional borrowings                                 199,983          199,983                    --
                                                                   -----------      -----------             -----------

          Net cash used in financing activities                       (567,424)      (1,152,417)               (955,903)
                                                                   -----------      -----------             -----------

NET INCREASE (DECREASE) IN CASH                                         47,788          (14,631)                 58,132

CASH, beginning of period                                               40,176           40,176                  87,964
                                                                   -----------      -----------             -----------

CASH, end of period                                                $    87,964      $    25,545             $   146,096
                                                                   ===========      ===========             ===========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
     Cash paid for interest                                        $    98,213      $    89,059             $    40,880
                                                                   ===========      ===========             ===========

     Cash paid for income taxes                                    $   219,499      $   192,059             $   340,517
                                                                   ===========      ===========             ===========

   The accompanying notes are an integral part of these financial statements.

                              EXELL, INC.


                     NOTES TO FINANCIAL STATEMENTS



1.  THE COMPANY AND ACQUISITION:

Exell, Inc. (Exell or the Company), is a Texas corporation specializing in the manufacture and maintenance of shell and tube heat exchangers. The Company is headquartered in Beaumont, Texas. The majority of the Company's customers are within the United States and are concentrated within refineries in close proximity to the Company's plant.

On August 13, 1997 (effective August 1, 1997), ITEQ, Inc., purchased all of the outstanding stock of Exell for approximately $8.8 million.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Basis of Financial Reporting

These financial statements have been prepared to present the financial position and results of operations of Exell in conformity with generally accepted accounting principles. There are no adjustments related to the purchase price allocation of ITEQ reflected in these financial statements.

Interim Financial Statements

The accompanying unaudited financial statements have been prepared in accordance with Regulation S-X pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations, although management believes that the disclosures are adequate to make the information presented not misleading.

In the opinion of management, the unaudited financial statements contain all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the financial position as of June 30, 1997, the results of operations for the nine months ended June 30, 1996 and 1997, and the cash flows for the nine months ended June 30, 1996 and 1997.

Revenue Recognition

The Company records revenues from long-term contracts using the percentage-of-completion method. Under this method, the Company recognizes as revenues that portion of the total contract price which the cost of work completed to date bears to the estimated total cost of the work included in the contract. Because contracts may extend over more than one fiscal period, revisions of cost and profit estimates are made periodically and are reflected in the accounting period in which they are determined. If the estimate of total costs on a contract indicates a loss, the total anticipated loss is recognized immediately. Contract costs include all direct material, labor and subcontracting costs and those indirect costs related to contract performance, such as supplies, tools and repairs.

"Costs and estimated earnings in excess of billings on uncompleted contracts" represents revenues recognized in excess of amounts billed on contracts using the percentage-of-completion method. Such revenues are expected to be billed and collected within one year. "Billings in excess of costs and estimated earnings on uncompleted contracts" represents billings in excess of revenues recognized on percentage-of-completion contracts.

The Company recognizes revenue from certain short-term contracts using the completed contract method. Revenue is recognized when a project is substantially complete. The contracts under this revenue recognition method are typically less than three months in duration.

Progress billings represent amounts billed prior to contract completion on contracts using the completed-contract method. These amounts will be recognized as revenue upon substantial completion of the contract, at which time the appropriate cost of the contract is also recognized.

Inventory

Raw materials are stated at the lower of cost or market as determined by the first-in, first-out (FIFO) method. Work in process includes materials, labor and overhead cost allocations.

Property and Equipment

Property and equipment are recorded at cost, including costs to ready assets for use. Improvements or betterments of a permanent nature are capitalized. Expenditures for maintenance and repair costs are charged to operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation are eliminated from the accounts in the year of disposal. Losses resulting from property disposals are included in other expense.

Depreciation is computed using the straight-line method over the following recovery periods:

Transportation equipment                                      3-7 years
Furniture and fixtures                                        3-8 years
Machinery and equipment                                      5-12 years
Buildings and improvements                                   5-40 years

The Company reviews certain long-lived assets for impairment whenever events indicate that the carrying amount of an asset may not be recoverable and recognizes an impairment loss under certain circumstances in the amount by which the carrying value exceeds the fair value of the asset.

Federal Income Taxes

The Company accounts for income taxes in accordance with Statement of Financial Accounting Standards (SFAS) No. 109, "Accounting for Income Taxes." SFAS No. 109 requires deferred taxes to be provided based on temporary differences between the book and tax bases of assets and liabilities using presently enacted tax rates.

Estimates

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Fair Values

The carrying amounts of cash, accounts receivable, accounts payable and accrued liabilities are reasonable estimates of their fair values due to the short maturities of these instruments. The fair value of notes payable is estimated based on the Company's current financing agreement and approximates carrying value.

Concentration of Credit Risk

Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and accounts receivable. The Company maintains its cash with one financial institution. Accounts receivable at any given time are concentrated in a relatively small number of primarily domestic customers that operate in the petroleum industry. To mitigate this risk, the Company often requires customers to make advance payments.

For the year ended September 30, 1996, the Company purchased over 10 percent of its component parts from one vendor. The Company believes other viable suppliers are available to supply these component parts.

3.  INVENTORIES:

Inventories consist of the following:

                                               September 30,        June 30,
                                                  1996               1997
                                               -------------      -----------
                                                                  (Unaudited)
Raw materials                                   $  95,898         $   71,743
Work in process                                   305,799            884,997
                                                ---------         ----------

                  Total                         $ 401,697         $  956,740
                                                =========         ==========

Contracts are performed to customer specifications and shipped upon completion; consequently, there are no finished goods inventories.

4.  CONTRACTS IN PROGRESS:

The Company obtains substantially all of its contracts through competitive bids. The Company's prerequisites for billing on contracts vary with individual contract terms. The Company sometimes has bonds or letters of credit as collateral on accounts receivable, and generally all amounts are due in the month following performance under contract except for retainages that are collected upon completion of the contract. The Company has lien rights on certain contracts.

Costs incurred to date, estimated earnings and the related progress billings to date on long-term contracts in progress for the year ended September 30, 1996, are as follows:

Costs incurred to date                                     $  2,351,000
Estimated earnings                                              664,000
                                                           ------------
                            Revenue recognized                3,015,000
Less- Progress billings to date                              (1,193,000)
                                                           ------------

                                                           $  1,822,000
                                                           ============

The preceding is included in the accompanying consolidated balance sheet at September 30, 1996, as follows:

Costs and estimated earnings in excess of billings on uncompleted
   contracts                                                                   $ 2,037,000
     Less- Billings in excess of costs and estimated earnings on
       uncompleted contracts                                                      (215,000)
                                                                               -----------

                                                                               $ 1,822,000
                                                                               ===========

5.  LONG-TERM OBLIGATIONS:

Long-term obligations represent a term promissory note with Texas Commerce Bank. This note bears interest at the bank's prime rate plus .0125 percent and is repayable in monthly installments of $6,800. Under terms of the note agreement, the Company maintains certain financial covenants. The Company was in compliance with these covenants at September 30, 1996. This note was repaid during the nine months ended June 30, 1997.

In addition to the bank financing, the Company had notes payable due the officers of the Company. This debt was repaid during the nine months ended June 30, 1997.

6.  INCOME TAXES:

The income tax provision for 1996 consists of a $213,000 deferred provision and a $328,287 current provision. The effective income tax provision differs from the U.S. statutory federal income tax rate for the year ended September 30, 1996, due to the following:

Tax provision at the federal statutory income tax rate                        $  465,847
State income taxes, net of federal benefit                                        50,026
Nondeductible expenses                                                            25,414
                                                                              ----------

                           Total tax provision                                $  541,287
                                                                              ==========

The significant temporary differences between financial and tax reporting income result from differences in depreciation and revenue recognition methods and accrued expenses which are not deductible until paid.

7.  COMMITMENTS AND CONTINGENCIES:

Employee Benefit Plan

The Exell, Inc. Profit Sharing Plus Plan (the Plan) is a combination defined contribution and 401(k) plan. The Plan covers substantially all employees not covered by collective bargaining agreements who have accumulated one year of service prior to the semiannual enrollment dates. Employees may elect to contribute a percentage of their wages subject to certain limitations. Employer contributions to the Plan are at the discretion of the board of directors and are set by the employer prior to the end of each Plan year. Management has made provisions for contributions to the Plan in the amount of approximately $187,000 for the year ended September 30, 1996.

Environmental Matters

The Company's policy is to accrue remediation costs when it is probable that such efforts will be required and the related costs can be reasonably estimated. Subsequent to fiscal year-end 1996, an environmental exposure was discovered related to groundwater contamination and the Company has accrued for certain noncapital remediation costs. At June 30, 1997, such accrual amounted to $1,000,000 and, in management's opinion, is appropriate based on existing facts and circumstances. The Company does not expect that any sums it may have to pay in connection with these environmental matters in excess of the amount the Company currently has accrued would be material to the Company. These costs have not been discounted, as these obligations will be fulfilled within the next year.

Claims and Lawsuits

The Company is subject to claims and lawsuits arising in the normal course of business. In the opinion of management, any losses resulting from the ultimate resolution of these matters will not be material to the Company's financial position and results of operations.

Letter of Credit

The Company has a contingent liability in respect of a performance bond in the amount of approximately $185,000 as of September 30, 1996, which was entered into in the normal course of business.

8.  COMMON STOCK:

During 1997, the Company canceled 33,500 shares of treasury stock that were purchased at a cost of $268,000 by the Company (unaudited).

9.  RELATED-PARTY TRANSACTIONS:

The Company pays rent to the partnership of Babel, Miller and Blackwell (a partnership entered into by certain officers of the Company) for the use of real property on which Exell's offices and manufacturing facilities are located. The total rent paid for the year ended September 30, 1996, was $240,000.

The Company owed notes payable to certain officers which are reflected on the accompanying September 30, 1996, balance sheet.

                                  SIGNATURES




        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



Date: October 27, 1997




                                                ITEQ, Inc.



                                                By: /s/ Lawrance W. McAfee
                                                   -----------------------------
                                                         Lawrance W. McAfee
                                                   Executive Vice President and
                                                             Secretary

                               INDEX TO EXHIBITS

 EXHIBIT
 NUMBER
 ------
23.1    Consent of Independent Public Accountants